EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
KAR Auction Services, Inc.:

We consent to the incorporation by reference in registration statements (No. 333-164032, No. 333-168523 and No. 333-196668) on Form S-8 of KAR Auction Services, Inc., of our report dated February 18, 2016, with respect to the consolidated balance sheets of KAR Auction Services, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which report appears in the December 31, 2015 annual report on Form 10-K of KAR Auction Services, Inc.
Our audit report on internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states that management has excluded from its assessment of internal control over financial reporting as of December 31, 2015, the 2015 acquisitions' internal control over financial reporting associated with total assets of 2.7% and total revenues of 2.5% included in the consolidated financial statements of KAR Auction Services, Inc. and subsidiaries as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of KAR Auction Services, Inc. and subsidiaries also excluded an evaluation of the internal control over financial reporting of the 2015 acquisitions.

/s/ KPMG LLP

Indianapolis, Indiana
February 18, 2016